Exhibit (a)(14)

February 20, 2013

Frequently Asked Questions About Shares; Restricted Share Units and Options

Online Resources Corporation (“ORCC”) has received a number of inquiries regarding how shares of ORCC’s common stock (“Shares”), options to purchase shares of ORCC common stock (“Options”) and ORCC restricted share units (“RSUs”) will be treated in connection with the proposed acquisition of ORCC by ACI Worldwide, Inc. (“ACI”). ORCC hopes that the following Frequently Asked Questions memorandum will address many of the most common inquiries.

As you know, ORCC entered into a Transaction Agreement (the “Transaction Agreement”) on January 30, 2013, with ACI and ACI’s wholly-owned subsidiary, Ocelot Acquisition Corp. (“Purchaser”). Pursuant to the Transaction Agreement, on February 8, 2013, Purchaser commenced a tender offer in which it has offered to purchase all of the outstanding shares of ORCC’s common stock (the “Offer”).

If the number of Shares tendered in the Offer, together with any Shares beneficially owned by ACI or Purchaser, represent a majority of the Shares of the Company (calculated on a fully diluted basis) and the other conditions to closing are satisfied, Purchaser will purchase the Shares tendered in the Offer and then effect a second stage merger (the “Merger”) in which it will acquire the Shares that were not tendered in the Offer. In separate Shareholder Agreements between ACI, Purchaser and each of the holders of ORCC’s outstanding shares of Series A-1 Convertible Preferred Stock, Purchaser will purchase all of the shares of preferred stock following the Acceptance Date (as defined below).

The following is a discussion of the treatment of Shares, RSUs and Options. The discussion is of a general nature and is not intended to address all questions relating to the treatment of any Shares, RSUs or Options held by you, or the tax consequences that may arise in your particular circumstances. You are encouraged to consult your own advisors (including your personal tax and legal advisors) regarding the treatment of any Shares, RSUs and Options held by you in connection with the Transaction Agreement, the Shareholder Agreements and the transactions contemplated thereby (including the Offer and the Merger).

For more information regarding the Offer and the Merger, please carefully review the tender offer statement on Schedule TO (the “Schedule TO”) and the Offer to Purchase (the “Offer to Purchase”) filed by ACI with the United States Securities and Exchange Commission (the “SEC”) on February 8, 2013 and the Solicitation/Recommendation Statement on Schedule 14D-9 (“Schedule 14D-9”) filed by ORCC with the SEC on February 8, 2013 (in each case, including all amendments and updates thereto). Copies of the Offer to Purchase and the Schedule 14D-9 are attached and are also available for free at the SEC’s web site (http://www.sec.gov).

Discussion

1. Shares

Question: What will happen to my Shares in connection with the Offer and the Merger?

Answer: As described in the Offer to Purchase, you have the option to tender in the Offer any Shares you currently hold or acquire prior to the expiration of the Offer (including through the exercise of an Option or vesting of RSUs), and receive $3.85 per share in cash (the “Offer Price”) (less any applicable withholding taxes) in exchange for each Share tendered. If you wish to tender all or any portion of your Shares in the Offer, you must follow the detailed instructions set forth in the Offer to Purchase.

Any Shares you do not tender in the Offer will be cancelled for cash in connection with the Merger subject to your exercise of appraisal rights. ACI and Purchaser will provide additional information with respect to appraisal rights in connection with the Merger.

For more information regarding how Shares will be treated in the Merger, please carefully review the Offer to Purchase.

2. RSUs

Question: What will happen to my RSUs in connection with the Offer and the Merger?

Answer: In accordance with the terms of the Transaction Agreement, each RSU that is unvested immediately prior to the date of acceptance for payment of the Shares by Purchaser in the Offer (the “Acceptance Date”) will vest on the Acceptance Date and be converted into the applicable number of Shares. The delivery of Shares upon the vesting of RSUs will be a taxable event to you. You are encouraged to consult your personal tax advisor regarding the tax treatment of such delivery of Shares.

Following the Acceptance Date, ACI will have the right to provide for an additional period of time following the Acceptance Date during which holders of Shares may tender Shares not previously tendered in the Offer. In that event, you will be entitled to tender Shares issued to you under RSUs that vested on the Acceptance Date. ACI and Purchaser will provide instructions on how to tender your Shares at that time. Any Shares issued in respect of vested RSUs that are not tendered in the Offer will be cancelled for cash in connection with the Merger subject to your exercise of appraisal rights.

ACI and Purchaser will provide additional information with respect to appraisal rights in connection with the Merger. For more information regarding how to tender Shares or how such Shares will be treated in the Merger, please carefully review the Offer to Purchase.

3. Options

Question: What will happen to my Options in connection with the Offer and the Merger?

Answer: Vested Options may, subject to any applicable trading restrictions, be exercised until the effective time of the Merger (the “Effective Time”). To the extent you exercise your Option(s) prior to the Effective Time, you will be considered a holder of the Shares issued on exercise and should carefully review the discussion set forth in Section 1 “Shares” above and in the Offer to Purchase and Schedule 14D-9. The exercise of an Option will be a taxable event to you. You are encouraged to consult your personal tax advisor regarding the tax treatment of such delivery of Shares.

In the event that you do not exercise one or more of your Option(s) prior to Effective Time, your Option(s) (together with all other unexercised Options) will be assumed by ACI without any further action on your part (the “Assumed Options”). Each Assumed Option will continue to have, and be subject to, the same terms and conditions including applicable vesting terms, as were applicable to the corresponding Option under the applicable ORCC stock incentive plans and award agreement immediately before the Effective Time, except that:

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Each Assumed Option will be exercisable for that number of shares of common stock of ACI (rounded down to the nearest whole share) equal to the product of the number of Shares that the corresponding Option represented immediately prior to the Effective Time multiplied by the Equity Award Exchange Ratio (as defined below); and

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The per share exercise price for the shares of common stock of ACI issuable upon exercise of such Assumed Option will be equal to the quotient determined by dividing the per share exercise price of the Option by the Equity Award Exchange Ratio (rounded up to the nearest whole cent).

“Equity Award Exchange Ratio” means the quotient determined by dividing (rounded to the nearest one ten-thousandth) (x) the Offer Price ($3.85) by (y) the average closing sales price for a share of common stock of ACI as reported on the NASDAQ Stock Market (as reported in The Wall Street Journal, or, if not reported thereby, any other authoritative source selected in good faith by ACI) for the ten consecutive trading days ending with the fifth completed trading day prior to, but not including, the closing date of the Merger.

Forward Looking Statements

This document contains forward-looking statements. These forward-looking statements involve risks, uncertainties and assumptions and may contain words such as “believe,” “anticipate,” “expect,” “estimate,” “project,” “intend,” “will be,” “will continue,” “will likely result,” or words or phrases of similar meaning. Such forward-looking statements include, without limitation, the ability of ORCC, ACI and Purchaser to complete the transactions contemplated by the Transaction Agreement, the possibility of any termination of the Transaction Agreement, and the possible benefits of the Merger. The forward-looking statements contained in this document are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. Actual results may differ materially from current expectations because of risks associated with uncertainties as to the timing of the Offer and the subsequent Merger; uncertainties as to how many of ORCC’s stockholders will tender their Shares in the Offer; the risk that competing offers or acquisition proposals will be made; the possibility that various conditions to the consummation of the Offer or the Merger may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the Offer or the Merger; the effects of disruption from the transactions on ORCC’s business and the fact that the announcement and pendency of the Transactions may make it more difficult to establish or maintain relationships with employees, customers and other business partners; the risk that stockholder litigation in connection with the Offer or the Merger may result in significant costs of defense, indemnification and liability; and other uncertainties pertaining to the business of ORCC, including those set forth in ORCC’s filings with the SEC, especially in “Item 1A. Risk Factors” of ORCC’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 14, 2012, and subsequent filings with the SEC. Other factors that may cause actual results to differ materially include those set forth in the reports that ORCC files from time to time with the SEC, including of ORCC’s Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on March 14, 2012, and quarterly and current reports on Forms 10-Q and 8-K. These forward-looking statements reflect ORCC’s expectations as of the date of this report. ORCC undertakes no obligation to update the information provided herein. All forward-looking statements attributable to ORCC are expressly qualified in their entirety by the factors that may cause actual results to differ materially from anticipated results. ORCC undertakes no duty or obligation to revise these forward-looking statements as a result of new information, future developments or otherwise, except as required by applicable law.